EXHIBIT 10.1

SECURED PROMISSORY NOTE

Principal Amount: € 4,100,000.00	Issue Date: February 28, 2023

For value received, Cana Laboratories Holding (Cyprus) Limited, a corporation organized under the laws of the Republic of Cyprus (the “Borrower”), hereby promises to pay to the order of Cosmos Health, Inc., a corporation organized under the laws of the state of Nevada (the “Holder”) the principal sum of Four Million One Hundred Thousand Euros (€4,100,000.00 ) (the “Principal Amount”), together with interest on the Principal Amount on the Maturity Date as set forth below (as may be amended, extended, renewed and refinanced, collectively, this “Note”).

The Principal Amount under this Note shall be disbursed to the Borrower subject to the Borrower having provided confirmation to the satisfaction of the Holder that Borrower has acquired 100% of the outstanding (namely 763.516) common shares of Pharmaceutical Laboratories Cana S.A., a company organized under the laws of Greece (the “Company”) from the prior owners of the Company. The Company hereby agrees to undertake certain covenants and obligations as set out in this Note, and agrees to be bound as a party under this Note solely in respect of such covenants and obligations as stated herein.

Subject to the previous paragraph the Principal Amount under this Note shall be disbursed to the Borrower 5 working days after the Issue Date. Disbursement shall be by wire transfer to the Borrower’s bank account as follows:

Bank:

IBAN:      [INTENTIONALLY LEFT BLANK]

SWIFT:

Alternative Bank Details:

Name:

Bank:      [INTENTIONALLY LEFT BLANK]

IBAN:

SWIFT:

Interest on this Principal Amount under this Note shall accrue at a rate equal to Five Percent (5%) plus 1 month LIBOR per annum (the “Interest Rate”). In no event shall the Interest Rate exceed the maximum rate allowed by law; any interest payment which would for any reason be unlawful under applicable law shall not be applied to the Principal Amount.

The maturity date (“Maturity Date”) of this Note shall be five (5) years from the Issue Date noted above (the “Note Term”). The Principal Amount, as well as all accrued interest and other fees shall be due and payable on the Maturity Date. Subject to Section 4.8 below, this Note may not be prepaid in whole or in part except as otherwise explicitly set forth herein.

Any amount of Principal Amount, interest or other amounts due hereunder, which is not paid by the Maturity Date shall bear interest at the lesser of the rate of 7,5% per annum or the maximum legal amount permitted by law (“Default Interest Rate”), from the due date thereof until the same is paid in full, including following the entry of a judgment in favor of Holder (“Default Interest”).

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All payments due hereunder shall be paid by automatic debit, wire transfer, check or in coin or currency which, at the time or times of payment, is the legal tender for public and private debts in the United States of America and shall be made at such place as Holder or the legal holder or holders of the Note may from time to time appoint in a payment invoice or otherwise in writing and, in the absence of such appointment, then at the offices of Holder at such address as the Holder shall hereafter give to the Borrower by written notice made in accordance with the provisions of this Note. Unless otherwise agreed or required by applicable law, payments will be applied first to any accrued unpaid interest, then to any late charges, and then to the Principal Amount. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a business day, the same shall instead be due on the next succeeding day which is a business day and, in the case of any interest payment date which is not the date on which this Note is paid in full, interest shall continue to accrue during such extension. As used in this Note, the term “business day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the State of Nevada and Cyprus are authorized or required by law or executive order to remain closed.

It is further acknowledged and agreed that the Principal Amount owed by Borrower under this Note shall be increased by the amount of all reasonable expenses incurred by the Holder in connection with the collection of amounts due, or enforcement of any terms pursuant to, this Note. All such expenses shall be deemed added to the Principal Amount hereunder to the extent such expenses are paid or incurred by the Holder.

This Note shall be a senior secured obligation of the Borrower, with first priority over all current and future Indebtedness (as defined below) of the Borrower and any subsidiaries (including the Company), whether such subsidiaries exist on the Issue Date or are created or acquired thereafter (each a “Subsidiary” and collectively, the “Subsidiaries”).

The obligations of the Borrower under this Note are secured in favor of the Holder pursuant to the terms of: (a) a share pledge agreement, of even date herewith (the “Cana Holdings Share Pledge Agreement”), over all of the issued and outstanding shares of the Borrower by and among the Holder and the Borrower’s owners (the “Borrower Owners”) and (b) a share pledge agreement, of even date over all of the issued and outstanding common shares of the Company (the “Cana Pharmaceutical Share Pledge Agreement” and, together with the Cana Holdings Share Pledge Agreement, the “Pledge Agreements”), with the terms of both Pledge Agreements attached hereto as Exhibit A and Exhibit B, and made part of this Note. With respect to any Subsidiary created or acquired subsequent to the Issue Date, Borrower agrees to cause such Subsidiary to execute any documents or agreements that would bind the Subsidiary to the terms herein and in the Pledge Agreements.

As an inducement for the provision of the Principal Amount under this Note, the Company agrees to be bound by certain provisions and covenants of the Share Pledge Agreements as stated therein.

This Note is free from all taxes, liens, claims and encumbrances with respect to the issue thereof and shall not be subject to preemptive rights or other similar rights of shareholders of Borrower and will not impose personal liability upon the Holder thereof.

In addition to the terms above, the following terms shall also apply to this Note:

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ARTICLE I. REPRESENTATIONS AND WARRANTIES OF BORROWER

Borrower and Company jointly and severally represent and warrant to the Holder that the following statements are true and correct on Issue Date and as of the Maturity Date:

1.1 Organization; Authority; No Conflicts or Consents. Borrower is a corporation duly incorporated, existing and in good standing under the laws of the Republic of Cyprus. Company is a corporation duly incorporated, existing and in good standing under the laws of Greece. The execution, delivery, and performance of this Note and the Pledge Agreements to which Borrower or Borrower Owners (as the case may be) and Company are parties have been duly authorized by Borrower and/or each of the Borrower Owners and the Company and (a) do not and will not violate, conflict with or result in breach of any organizational documents or other contract or agreement of Borrower or Borrower Owners or the Company or (b) require any consent, approval or authorization of, or filing of any certificate, notice, application, report or other document with, any governmental authority or other person except as may be required under applicable law to record or register the priority of any security created under the Pledge Agreements.

1.2 Enforceability of Note. This Note has been duly executed and delivered by Borrower and Company, enforceable against Borrower and Company in accordance with its terms.

1.3 Enforceability of Pledge Agreements. The Pledge Agreements, in form as Exhibit A and Exhibit B attached hereto, are valid and enforceable under the laws of the Republic of Cyprus and of the laws of Greece (as the case may be) and, when registered, filed or recorded with the appropriate agency and/or pledge registry of the Republic of Cyprus and of Greece (as the case may be) shall constitute first priority and senior liens and encumbrances over all of the collateral pledged thereunder.

1.4 Title to Collateral. The Borrower and the Borrower Owners, as the case may be, are sole and exclusive legal and equitable owners of all rights, title and interest in, and have good, valid and marketable title to, all assets, properties and rights pledged under the Pledge Agreements, free of any liens, claims, interests third party rights, rights of set off, restrictions on use, pledges or other restrictions or encumbrances.

1.5 Ranking and Security. So long as the Borrower shall hold any obligation under this Note, its obligations hereunder shall rank senior to any other indebtedness, and securities created under the Pledge Agreements shall rank senior to any other rights, liens, encumbrances or other obligations of the Borrower and the Borrower Owners as the case may be.

ARTICLE II. CERTAIN COVENANTS AND POST CLOSING OBLIGATIONS

2.1 Restrictions on New Shares. So long as the Borrower shall have any obligation under this Note, the Borrower and the Company shall not without the Holder’s written consent issue any new shares, convertible notes or bonds or any other securities or enter into any transaction that would result in the issuance of any new shares, convertible notes or bonds or any other securities.

2.2 Restrictions on Certain Transactions. So long as the Borrower shall have any obligation under this Note and unless approved in writing by the Holder (which such approval not to be unreasonably withheld), the Borrower and the Company shall not directly or indirectly: (a) change the nature of its business or the Company’s business; (b) sell, divest, change the structure of any material assets of the Borrower, the Company or any Subsidiary other than in the ordinary course of business.

2.3 Use of Proceeds. [Intentionally left blank]

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ARTICLE III. EVENTS OF DEFAULT

3.1 Events of Default. It shall be considered an event of default hereunder if any of the following events listed in this Article III (each, an “Event of Default”) shall occur:

3.1.1 Failure to Pay Principal Amount or Interest. The Borrower fails to pay the Principal Amount hereof or interest thereon when due on this Note, whether at Maturity, upon acceleration or otherwise. A three (3) day cure period shall apply for failure to make a payment when due.

3.1.2 Breach of Covenants. Borrower, Company or the Borrower’s Owners, as the case may be, breaches any material covenant, post-closing obligation or other material term or condition contained in this Note or in the Pledge Agreements, and breach continues for a period of ten (10) days.

3.1.3 Breach of Representations and Warranties. Any representation or warranty of the Borrower or Company made herein or in any agreement, statement or certificate given pursuant hereto or in connection herewith, shall be false or misleading in any material respect when made and the breach of which has an effect on the rights of the Holder with respect to this Note and the Pledge Agreements.

3.1.4 Receiver or Trustee. Borrower, Company or any subsidiary of Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed.

3.1.5 Judgments or Settlements. (i) Any money judgment, writ or similar process shall be entered or filed against Borrower, Company or any Subsidiary of Borrower or any of its property or other assets for more than $25,000, and shall remain unvacated, unbonded or unstayed for a period of thirty (30) days unless otherwise consented to by the Holder; or (ii) the settlement of any claim or litigation, creating an obligation on the Borrower or Company in amount over $50,000.

3.1.6 Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings, voluntary or involuntary, for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against Borrower, Company or any subsidiary of Borrower. With respect to any such proceedings that are involuntary, Borrower and Company shall have a 45 day cure period in which to have such involuntary proceedings dismissed.

3.1.7 Change of Control. Any Change of Control of the Borrower or Company, or the dissolution, liquidation, or winding up of Borrower or Company or any substantial portion of their respective business. As used herein, a “Change of Control” shall be deemed to occur upon the consummation of any of the following events: (a) any person or persons other than Borrower’s Owners shall beneficially own, directly or indirectly, at least 50% of the total voting power of all classes of capital stock of the Borrower entitled to vote generally in the election of its board; (b) any person or persons other than Borrower shall beneficially own, directly or indirectly, at least 50% of the total voting power of all classes of capital stock of the Company entitled to vote generally in the election of its Board; (c) the sale or other disposition (in one transaction or a series of transactions) of all or substantially all of the assets of the Borrower or Company pursuant to an agreement (or agreements) which has (have) been approved by the shareholders of the Borrower or of the Company except any sale to Holder; or (d) the appointment of a new chief executive officer or board of the Borrower or Company not agreed in writing with Holder.

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3.1.8 Cessation of Operations. Any cessation of operations by the Borrower or Company, or the Borrower or Company admits it is otherwise generally unable to pay its debts as such debts become due, provided, however, that any disclosure of the Borrower’s or Company’s ability to continue as a “going concern” shall not be an admission that the Borrower or Company cannot pay its debts as they become due.

3.1.9 Maintenance of Assets. The failure by Borrower or Company to maintain any intellectual property rights, personal, real property or other assets which are necessary to conduct its business (whether now or in the future), to the extent that such failure would result in a material adverse condition or material adverse change in or affecting the business operations, properties or financial condition of Borrower, the Company or any of its subsidiaries (a “Material Adverse Effect”).

3.1.10 Failure to Execute Pledge Agreements. The failure of the Borrower, Company or the Borrower’s Owners (as the case may be) to execute any of the Pledge Agreements or any necessary or appropriate amendments to same as required by the Holder or applicable law.

3.1.11 Illegality. Any court of competent jurisdiction issues an order declaring this Note, any of the Pledge Agreements or any provision hereunder or thereunder to be illegal, as long as such declaration was not the result of an act of negligence by the Holder, exclusive of the execution of the Pledge Agreements or the transactions and acts contemplated herein.

3.1.12 Cross-Default. Notwithstanding anything to the contrary contained in this Note or the Pledge Agreements, a breach or default by the Borrower or Company of any covenant or other term or condition contained in any other financial instrument (the “Other Agreement”), after the passage of all applicable notice and cure or grace periods, that results in a Material Adverse Effect shall, at the option of the Holder, be considered a default under this Note, in which event the Holder shall be entitled to apply all rights and remedies of the Holder under the terms of this Note by reason of a default under said Other Agreement or hereunder.

3.1.13 (a) Any material provision of either of the Pledge Agreements shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against the Borrower, Company or any Borrower Owners, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by the Borrower, Company, or any Subsidiary or any Borrower Owners or any governmental authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or the Borrower, Company or any Subsidiary or any Borrower Owners shall deny in writing that it has any liability or obligation purported to be created under the Pledge Agreements; (b) either of the Pledge Agreements, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority lien and encumbrance in favor of the Holder on any collateral purported to be covered thereby.

3.2 Notification of Default. Upon the occurrence of any Event of Default specified in this Article III, Company and/or Borrower shall be notified within 10 days of the occurrence/breach and will have 10 days to remedy the occurrence.

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3.3 Remedies Upon Default. Upon the occurrence of any Event of Default specified in this Article III and subject to clause 3.2, in addition to and without limitation of other remedies set forth herein in this Note, this Note shall become immediately due and payable and the Borrower shall pay to the Holder, either in form of a cash payment or as an addition to the Principal Amount and interest due under the Note an amount (the “Default Amount”) equal to (i) the Principal Amount then outstanding plus (ii) accrued and unpaid interest through the date of the Event of Default plus (iii) unaccrued interest at the Default Interest Rate through the remainder of the Note term together with all costs, including, without limitation, legal fees and expenses of collection. In addition, the Holder shall be entitled to exercise all other rights and remedies available at law or in equity, including, without limitation, those set forth in the Pledge Agreements.

ARTICLE IV. MISCELLANEOUS

4.1 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privileges. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

4.2 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, facsimile, or electronic mail addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery, upon electronic mail delivery, or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to the Holder, to:

COSMOS HEALTH, INC.

141 West Jackson Blvd, Suite 4236

Chicago, Illinois 60604

Attn: Grigorios Siokas

e-mail: greg.ceo@cosmoshealthinc.com

with a copy (which shall not constitute notice) to:

Davidoff Hutcher & Citron LLP

605 Third Avenue, 34th Floor

New York, New York 10158

Attention: Elliot H. Lutzker, Esq.

Email: ehl@dhclegal.com

If to the Borrower:

Cana Laboratories Holding (CYPRUS) Limited

12 Arsinois, Agia Marina Chrysochous, Pafos 8881, Cyprus

Attention: Kosta Kanaroglou

e-mail: kosta.kanaroglou@gmail.com

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If to the Company:

Pharmaceutical Laboratories Cana SA

446 Irakliou Avenue, Iraklio Attica, 14122, Greece

Attention: Kosta Kanaroglou

e-mail: k.kanaroglou@cana.gr

4.3 Amendments. This Note and any provision hereof may only be amended by an instrument in writing signed by the Borrower, Company and the Holder. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

4.4 Assignability. This Note shall be binding upon the Borrower and Company and their respective successors and assigns, and shall inure to be the benefit of the Holder and its successors and assigns.

4.5 Cost of Collection. If default is made in the payment of this Note, the Borrower shall pay the Holder hereof costs of collection, including attorneys’ fees. Such amounts spent by Holder shall be added to the Principal Amount of the Note at the time of such expenditure.

4.6 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of New York. Any action brought by either party against the other concerning the transactions contemplated by this Note shall be brought only in the state and/or federal courts located in New York. The parties to this Note hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. THE BORROWER IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTIONS CONTEMPLATED HEREBY. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs. In the event that any provision of this Note or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement. Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Note or any of the Pledge Agreements by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

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4.7 Remedies. The Borrower and Company each acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder, by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Borrower and Company each acknowledges that the remedy at law for a breach of its obligations under this Note will be inadequate and agrees, in the event of a breach of the provisions of this Note, that the Holder shall be entitled, in addition to all other available remedies at law or in equity, and in addition to the penalties assessable herein, to an injunction or injunctions restraining, preventing or curing any breach of this Note and to enforce specifically the terms and provisions thereof, without the necessity of showing economic loss and without any bond or other security being required.

4.8 Prepayment. Unless an Event of Default shall occur, Borrower shall have the right at any time prior to the Maturity Date, upon thirty (30) days’ notice to the Holder (the “Prepayment Notice”), to prepay the Note by making a payment to Holder equal to 100% multiplied by the sum of (i) the outstanding Principal Amount, (ii) all accrued and unpaid interest, (iii) all unaccrued interest through the remainder of the Note Term and (iv) any other amounts due under the Note (the “Prepayment Amount”). The Prepayment Notice must be received by Holder no later than 30 days prior to the date that Borrower proposes to remit the Prepayment Amount (the “Prepayment Date”). If Borrower does not remit the Prepayment Amount within two (2) days of the Prepayment Date, then (i) the Prepayment Notice and the Prepayment right granted hereunder shall be canceled and (ii) Borrower shall thereafter not be permitted to Prepay the Note.

4.9 Opportunity to Consult with Counsel. The Borrower and the Company represent and acknowledge that they and Borrower Owners have been provided with the opportunity to discuss and review the terms of this Note and the Pledge Agreements (as the case may be) with their respective counsel before signing this Note and the Pledge Agreements and that they and the Borrower Owners (as the case may be) are freely and voluntarily signing this Note and the Pledge Agreements in exchange for the benefits provided herein. In light of this, the Borrower, Company and the Borrower Owners will not contest the validity of this Note and the Pledge Agreements and the transactions contemplated therein. The Borrower and Company further represent and acknowledge that they and the Borrower Owners have been provided a reasonable period of time within which to review the terms of the Note and the Pledge Agreements.

4.10 Integration. This Note, along with the Pledge Agreements, constitute the entire agreement between the parties and supersedes all prior negotiations, discussions, representations, or proposals, whether oral or written, unless expressly incorporated herein, related to the subject matter of the Note. Unless expressly provided otherwise herein, this Note may not be modified unless in writing signed by the duly authorized representatives of the Borrower, Company and the Holder. If any provision or part thereof is found to be invalid, the remaining provisions will remain in full force and effect. Additionally, Borrower and Company each agrees acknowledges that each of the Pledge Agreements are integral to the Note, and their execution by Borrower, Company and the Borrower Owners (as the case may be) and the agreement by Borrower, Company and Borrower Owners (as the case may be) to be bound by the terms therein are a material condition to the Holder’s agreement to enter into the transaction contemplated under this Note.

[signature page to follow]

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IN WITNESS WHEREOF, Borrower, Company and Holder each have caused this Note to be signed in its name by its duly authorized officer this February 28, 2023.

HOLDER:

COSMOS HEALTH, INC.

By:	/s/ Grigorios Siokas
Name:	Grigorios Siokas
Title:	Chief Executive Officer

BORROWER:

CANA LABORATORIES HOLDING (CYPRUS) LIMITED

By:	/s/ George Dakis	By:	/s/ Konstantinos-Gason Kanaroglou
Name:	George Dakis	Name:	Konstantinos-Gaston Kanaroglou
Title:	Legal Representative	Title:	Owner 50% of shares

		By:	/s/ Konstantina-Mathilde Kanaroglou
		Name:	Konstantina-Mathilde Kanaroglou
		Title:	Owner 50% of shares

COMPANY:

PHARMACEUTICAL LABORATORIES CANA S.A.

By:	/s/ Konstantinos-Gaston Kanaroglou
Name:	Konstantinos-Gaston Kanaroglou
Title:	Legal Representative

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